Exhibit 99.1

Chattem Reports Record Revenue Increases of 55% for Fourth Quarter and 41% for Fiscal 2007

Higher Than Expected Earnings

Raises Fiscal 2008 Guidance

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--January 29, 2008--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced results for the fiscal fourth quarter and year ended November 30, 2007.

“The Company experienced the most successful year in its 128 year history,” said Zan Guerry, Chattem’s Chairman and Chief Executive Officer. “Early in the year, we made the exciting acquisition of five brands from Johnson & Johnson and were able to integrate those brands into our organization smoothly and ahead of schedule. The acquisition, combined with the growth of our existing business, resulted in a 41% increase in total revenues for the year to a record $423 million and even more impressive earnings growth,” Guerry stated. “In reference to the balance sheet,” Guerry commented further, “we were able to finance the acquisition of the five brands on very favorable terms and have put in place a very solid and effective capital structure. Our strong operating cash flows for fiscal 2007 enabled us to reduce debt more rapidly than we anticipated at the time of the acquisition while also repurchasing over 400,000 shares of our common stock for $23.6 million, or an average cost of $58.98 per share.”

“Looking to fiscal 2008,” Guerry continued, “we have tremendous momentum and robust advertising support planned for our Big 6 brands, Gold Bond®, Icy Hot®, ACT®, Cortizone-10®, Selsun® and Unisom®, which accounted for approximately 72% of our total revenues in fiscal 2007. The strength of our Big 6 brands, together with an impressive line up of new products, expected gross margin improvement and the ability to rapidly deleverage with strong cash flows, has led us to increase our earnings per share guidance for fiscal 2008 to a range of $4.00 to $4.20 per share before SFAS 123R and debt extinguishment charges.”

FISCAL YEAR 2007 FINANCIAL RESULTS

Total revenues for fiscal 2007 rose to a record $423.4 million, an increase of 40.9%, compared to total revenues of $300.5 million in fiscal 2006. Revenue growth for the fiscal year was driven by the five acquired brands and continued growth of the Gold Bond and Icy Hot businesses, offset by declines in the Icy Hot Pro-Therapy® and Dexatrim® franchises, the latter of which was impacted by unprecedented competition in the weight loss category as well as difficult comparisons to the fiscal 2006 launch period of Dex Max2O®. Excluding the impact of the acquired brands and Icy Hot Pro-Therapy, total revenues increased 5% compared to fiscal 2006.

Net income for the fiscal year increased to a record $59.7 million, compared to $45.1 million for fiscal 2006, and earnings per share were $3.08, compared to $2.34 for fiscal 2006. Net income for fiscal 2007 included a loss on early extinguishment of debt and SFAS 123R employee stock option expense. Net income for fiscal 2006 included a debt extinguishment charge, litigation settlement items and SFAS 123R employee stock option expense. As adjusted to exclude these items, net income for fiscal 2007 was $65.1 million, compared to $37.5 million for fiscal 2006, and earnings per share were $3.36 compared to $1.95 for fiscal 2006, a 72.3% increase.

FOURTH QUARTER FINANCIAL RESULTS

Total revenues for the fourth quarter of fiscal 2007 were $100.6 million, compared to total revenues of $65.1 million in the prior year quarter, representing a 54.5% increase. Revenue growth for the quarter was led by the five acquired brands as well as strong performances from Gold Bond and Icy Hot. Offsetting these increases was a reduction in sales of Dexatrim and lower sales of Icy Hot Pro-Therapy. Excluding the impact of the acquired brands and Icy Hot Pro-Therapy, total revenues increased 3% compared to the prior year quarter.

Net income for the quarter rose to $14.8 million, compared to $4.9 million for the prior year quarter, and earnings per share were $0.76, compared to $0.26 for the prior year quarter. Net income for the fourth quarter of fiscal 2007 included SFAS 123R employee stock option expense. Net income for the fourth quarter of fiscal 2006 included litigation settlement items and SFAS 123R employee stock option expense. As adjusted to exclude these items, net income for the fourth quarter of fiscal 2007 was $15.8 million, compared to $6.0 million for the prior year quarter, and earnings per share were $0.81 compared to $0.32 for the prior year quarter, a 153% increase.

In the fourth quarter of fiscal 2007, the Company increased the reserves for Icy Hot Pro-Therapy retail and in-house inventory exposure by approximately $7.0 million, or $0.24 per share, which resulted in lower revenue and reduced gross margins during the fourth quarter of fiscal 2007. This increase in reserves was based on a detailed evaluation of the Icy Hot Pro-Therapy business. Management believes this amount fully addresses any significant product return or in-house inventory obsolescence exposure.

KEY HIGHLIGHTS

  Gross margin for the quarter rose to 70.0%, compared to 68.2% for the prior year quarter, and 69.5% for fiscal 2007, compared to 68.7% for fiscal 2006. Gross margin for fiscal 2008 is expected to approach historical levels as a result of the full year impact of the in-house manufacturing of certain of the five acquired brands and product mix.
  Advertising and promotion expense (A&P) for the quarter increased by $5.5 million to $26.0 million, or 25.8% as a percentage of total revenues, and rose by $16.1 million to $112.2 million, or 26.5% of total revenues, for the fiscal year, compared to $96.1 million, or 32.0% of total revenues in fiscal 2006. The decline in A&P expense as a percentage of total revenues from fiscal 2006 reflected unusually high A&P expenses in fiscal 2006 due primarily to the launch of Icy Hot Pro-Therapy. The Company anticipates A&P spending to increase significantly on a dollar basis for fiscal 2008 and remain consistent with historical levels of 26% to 28% as a percentage of total revenues.
  Selling, general and administrative expenses (SG&A) decreased to 15.3% of total revenues for the quarter, compared to 20.0% for the prior year quarter, and to 13.6% of total revenues for the fiscal year, compared to 15.6% for fiscal 2006. For fiscal 2008, SG&A expenses are not expected to rise commensurate with increases in total revenues as the Company continues to leverage its operating infrastructure.
  For the fiscal year, cash flows from operations increased 59.4% to $86.7 million compared to $54.4 million for fiscal 2006. Free cash flow, defined as cash flows from operations less capital expenditures, was $80.4 million, up 61.8%, compared to $49.7 million for fiscal 2006. Capital expenditures for the fiscal year were $6.3 million with more than half of these expenditures attributable to the integration of in-house manufacturing for certain of the five acquired brands.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 139% to $32.2 million, or 32.0% of total revenues, for the quarter and increased 82.6% to $133.9 million, or 31.6% of total revenues, for the fiscal year, compared to $73.3 million, or 24.4% of total revenues in fiscal 2006.
  Since acquiring the five brands on January 2, 2007, the Company has reduced total debt by $62.5 million to $508.0 million as of November 30, 2007. During that same period, the Company funded the purchase of a net bond hedge of $12.1 million in connection with the issuance of the 1.625% senior convertible notes in April 2007; acquired the ACT business in Western Europe and the worldwide trademark rights to ACT for $4.1 million; and repurchased 400,129 shares of the Company’s common stock for $23.6 million, or an average cost of $58.98 per share.

FISCAL 2008 GUIDANCE

The Company currently expects earnings per share for fiscal 2008 to be in the range of $4.00 to $4.20 as compared to our earlier estimate of $3.90 to $4.10, in each case excluding stock option expense under SFAS 123R and any loss on debt extinguishment. Stock option expense under SFAS 123R for fiscal 2008 is estimated to be $0.21 per share.

FY2008 EPS Guidance
$4.00 - $4.20	Excluding stock option expense under SFAS 123R and loss on debt extinguishment
$3.79 - $3.99	Including stock option expense under SFAS 123R
Previous FY2008 EPS Guidance
$3.90 - $4.10	Excluding stock option expense under SFAS 123R and loss on debt extinguishment
$3.69 - $3.89	Including stock option expense under SFAS 123R

NON-GAAP FINANCIAL MEASURES

In addition to presenting financial results in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, EBITDA and free cash flow. A reconciliation of adjusted net income and EBITDA to net income reported in accordance with GAAP for the fourth quarter and fiscal year to date periods of fiscal 2007 and 2006 is provided in the unaudited consolidated statements of income attached hereto. As discussed in this release, the Company defines free cash flow as cash flows from operations less capital expenditures. Cash flows from operations and capital expenditures reported in accordance with GAAP are presented in the unaudited financial statements attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company’s operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with U.S. GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

FORWARD LOOKING STATEMENTS

Statements in this press release which are not historical facts, including, without limitation, statements in the Fiscal 2008 Guidance section of this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions, including those described in our filings with the Securities and Exchange Commission, that could cause actual outcomes and results to differ materially from those expressed or projected.

WEBCAST

Chattem will provide an online Web simulcast and rebroadcast of its fourth quarter and fiscal 2007 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, Tuesday, January 29, 2008 beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and be available through February 5, 2008. Please note that the webcast requires Windows Media Player. For additional information please contact Catherine Baker, Investor Relations at 423-821-2037 ext. 3209.

About Chattem

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10 and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company’s website: www.chattem.com.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended November 30,		For the Twelve Months Ended November 30,

	2007	2006	2007	2006

REVENUES:
Net sales	$100,711	$65,044	$423,285	$300,320
Royalties	(93)	64	93	228
Total revenues	100,618	65,108	423,378	300,548

COSTS AND EXPENSES:
Cost of sales	30,187	20,724	129,055	94,036
Advertising and promotion	25,995	20,496	112,206	96,071
Selling, general and administrative	15,362	13,015	57,878	46,989
Litigation settlement	-	13	-	(19,292)
Acquisition expenses	-	-	2,057	-
Total costs and expenses	71,544	54,248	301,196	217,804

INCOME FROM OPERATIONS	29,074	10,860	122,182	82,744

OTHER INCOME (EXPENSE):
Interest expense	(7,228)	(3,407)	(29,930)	(11,725)
Investment and other income, net	202	460	1,460	1,076
Loss on early extinguishment of debt	-	-	(2,633)	(2,805)
Total other income (expense)	(7,026)	(2,947)	(31,103)	(13,454)

INCOME BEFORE INCOME TAXES	22,048	7,913	91,079	69,290

PROVISION FOR INCOME TAXES	7,228	3,003	31,389	24,178

NET INCOME	$14,820	$4,910	$59,690	$45,112

DILUTED SHARES OUTSTANDING	19,576	18,810	19,350	19,262

NET INCOME PER COMMON SHARE (DILUTED)	$0.76	$0.26	$3.08	$2.34

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT, SFAS 123R EXPENSE AND LITIGATION SETTLEMENT ITEMS PER COMMON SHARE (DILUTED)):

Net income	$14,820	$4,910	$59,690	$45,112
Add:
Loss on early extinguishment of debt	-	-	2,633	2,805
SFAS 123R expense	1,500	1,423	5,622	4,745
Litigation settlement items	-	13	-	(19,292)
Benefit from (provision for) income taxes	(481)	(391)	(2,845)	4,097

Net income (excluding debt extinguishment, SFAS 123R expense and litigation settlement items)	$15,839	$5,955	$65,100	$37,467

Net income (excluding debt extinguishment, SFAS 123R expense and litigation settlement items) per common share (diluted)	$0.81	$0.32	$3.36	$1.95

EBITDA RECONCILIATION (EXCLUDING LITIGATION SETTLEMENT ITEMS):

Net income	$14,820	$4,910	$59,690	$45,112
Add:
Provision for income taxes	7,228	3,003	31,389	24,178
Interest expense, net (includes loss on early extinguishment of debt)	7,026	2,947	31,103	13,454
Depreciation and amortization (including SFAS 123R expense, less amounts included in interest)	3,158	2,628	11,746	9,887
EBITDA	$32,232	$13,488	$133,928	$92,631
Litigation settlement items	-	13	-	(19,292)
EBITDA (excluding litigation settlement items)	$32,232	$13,501	$133,928	$73,339

Depreciation & amortization (including SFAS 123R expense)	$3,881	$2,919	$14,465	$10,580
Capital expenditures	$2,495	$1,148	$6,295	$4,705

			For the Twelve Months Ended November 30,
CASH FLOWS FROM OPERATIONS:			2007	2006

Net Income			$59,690	$45,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization			8,843	5,835
Deferred income taxes			12,718	413
Stock-based compensation expense			5,622	4,745
Loss on early extinguishment of debt			2,633	2,805
Tax benefit realized from stock options exercised			(8,291)	(1,627)
Other, net			(189)	384
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable			(13,901)	12,341
Inventories			(5,820)	(7,621)
Refundable income taxes			-	2,834
Prepaid expenses and other current assets			1,249	579
Accounts payable and accrued liabilities			24,180	(11,378)
Net cash provided by operating activities			$86,734	$54,422

FREE CASH FLOW RECONCILIATION:

Net cash provided by operating activities			$86,734	$54,422
Less:
Capital expenditures			6,295	4,705
Free cash flow			$80,439	$49,717

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

CHATTEM, INC.
SELECTED SUMMARY FINANCIAL DATA
(In thousands)
(Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

	For the Three Months Ended		For the Twelve Months Ended
	November 30, 2007	November 30, 2006	November 30, 2007	November 30, 2006

TOTAL REVENUES	100%	100%	100%	100%

COSTS AND EXPENSES:
Cost of sales	30.0	31.8	30.5	31.3
Advertising and promotion	25.8	31.5	26.5	32.0
Selling, general and administrative	15.3	20.0	13.6	15.6
Litigation settlement	-	-	-	(6.4)
Acquisition expenses	-	-	0.5	-
Total costs and expenses	71.1	83.3	71.1	72.5

INCOME FROM OPERATIONS	28.9	16.7	28.9	27.5

OTHER INCOME (EXPENSE):
Interest expense	(7.2)	(5.2)	(7.1)	(3.9)
Investment and other income, net	0.2	0.7	0.3	0.4
Loss on early extinguishment of debt	-	-	(0.6)	(0.9)
Total other income (expense)	(7.0)	(4.5)	(7.4)	(4.4)

INCOME BEFORE INCOME TAXES	21.9	12.2	21.5	23.1

PROVISION FOR INCOME TAXES	7.2	4.6	7.4	8.1

NET INCOME	14.7%	7.6%	14.1%	15.0%

SELECTED BALANCE SHEET DATA:	November 30, 2007	November 30, 2006

Cash and cash equivalents	$15,407	$90,527
Accounts receivable, net	$43,753	$29,852
Inventories	$43,265	$31,389
Accounts payable and accrued liabilities	$47,360	$27,577

Senior bank debt	$175,500	$125,000
Subordinated debt	332,500	107,500
Total debt	$508,000	$232,500

SELECTED CASH FLOW DATA:	For the Three Months Ended		For the Twelve Months Ended
	November 30, 2007	November 30, 2006	November 30, 2007	November 30, 2006

Shares repurchased	20	-	400	1,172
Cash paid for share repurchases	$1,341	$-	$23,601	$39,332

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the fourth quarter of fiscal 2007, as compared to the corresponding period in fiscal 2006, were as follows:
			Increase (Decrease)
	2007	2006	Amount	Percentage
Topical pain care products (a)	$20,158	$18,791	$1,367	7%
Medicated skin care products	31,350	17,618	13,732	78%
Medicated dandruff shampoos	9,528	9,667	(139)	(1%)
Oral care products	13,603	1,853	11,750	634%
Internal OTC's	11,613	2,815	8,798	313%
Dietary supplements	4,558	7,385	(2,827)	(38%)
Other OTC and toiletry products	1,082	1,361	(279)	(20%)

Total Domestic	91,892	59,490	32,402	54%
International revenues (including royalties)	8,726	5,618	3,108	55%

Total Revenues	$100,618	$65,108	$35,510	55%

Net sales by domestic product category and total international for the twelve months of fiscal 2007, as compared to the corresponding period in fiscal 2006, were as follows:
			Increase (Decrease)
	2007	2006	Amount	Percentage
Topical pain care products (a)	$95,859	$101,396	$(5,537)	(5%)
Medicated skin care products	123,456	67,238	56,218	84%
Medicated dandruff shampoos	36,934	37,742	(808)	(2%)
Oral care products	48,863	6,773	42,090	621%
Internal OTC's	45,043	11,958	33,085	277%
Dietary supplements	26,121	35,081	(8,960)	(26%)
Other OTC and toiletry products	17,217	16,209	1,008	6%

Total Domestic	393,493	276,397	117,096	42%
International revenues (including royalties)	29,885	24,151	5,734	24%

Total Revenues	$423,378	$300,548	$122,830	41%

(a) Includes Icy Hot Pro-Therapy sales

CONTACT:
Chattem, Inc.
Catherine Baker, Investor Relations, 423-822-3209